EXHIBIT 99.1


Date:      August 12, 2003
Contact:   Mendo Akdag, CEO
Phone:     (954) 979 5995
Fax:       (954) 971 0544

PETMED EXPRESS D/B/A 1-800-PETMEDS APPOINTS A NEW INDEPENDENT
DIRECTOR TO ITS BOARD

Pompano Beach, Florida, August 12, 2003 - PetMed Express, Inc. (OTCBB: PETS) today announced the appointment of a new independent board member to its Board of Directors. Joining the PetMed Express Board is Frank Formica. Mr. Formica has spent twenty-nine years in various capacities with the National Association of Securities Dealers ("NASD"), the self-regulatory organization responsible for the regulation of registered broker-dealers in the United States. Leaving the PetMed Express Board is Guven Kivilcim, an inside board member who vacated his seat to support the Company's goal of creating an independent Board of Directors.

"We now have a Board of Directors in which the majority consists of independent members," said PetMed Express CEO Mendo Akdag. "Mr. Formica, with a long record of accomplishments, brings more diversity and adds a new dimension to our Board of Directors. I would like to welcome our new board member to the Company."

Frank J. Formica, age 59, has served as a legal consultant and expert in corporate securities and securities industry litigation and arbitration cases since 1999. From 1969 until 1999, Mr. Formica held various positions with NASD including Director of the NASD's Congressional and State Liaison Department, Director of the Corporate Finance Department, and Vice President and Deputy General Counsel. Mr. Formica received his J.D. degree from the Washington College of Law at American University and an undergraduate degree from Ohio University. He is a member of the New York State Bar.

Mr. Formica has been a frequent speaker in the following programs relating to securities laws and regulations: the American Bar Association; the Practicing Law Institute; the New York Law Institute; the Securities Industry Association; the Real Estate Securities Syndication Institute; the North American Securities Administrators Association; and the NASD compliance conferences.

Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications, health and nutritional supplements at competitive prices through the PetMed Express catalog, customer service representatives, and on the Internet through its website at www.1800PetMeds.com.
-------------------

This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risk and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis or Plan of Operations in the PetMed Express Annual Report on Form 10-KSB for the year ended March 31, 2003.

For investment relations contact PetMed Express, Inc., Pompano
Beach, Mendo Akdag, CEO, 954-979-5995.

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